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Exhibit (d)(v)

FORM OF EMPLOYEE RETENTION AGREEMENT

        This EMPLOYEE RETENTION AGREEMENT (this "Agreement"), is made and entered into as of the              day of                         ,              by and between QAD Inc., a Delaware corporation, with its principal offices located at 6450 Via Real, Carpinteria, California 93013 (together with its successors and assigns permitted under this Agreement, the "Company"), and                          (the "Employee").

W I T N E S S E T H:

        WHEREAS the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company;

        WHEREAS the Board believes it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage the Employee's full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Employee with compensation arrangements upon a Change in Control which provide the Employee with individual financial security and which are competitive with those of other corporations; and

        WHEREAS in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Employee (individually a "Party" and together the "Parties") agree as follows.

        1.    DEFINITIONS.

        In addition to the definitions set forth above, the following terms shall have the meanings set forth in this Section 1.

          1.1  "Base Monthly Salary" shall mean the monthly base compensation of the Employee.

          1.2  "Board" shall mean the Board of Directors of the Company.

          1.3  "Cause" shall mean (a) the Employee is convicted of a felony involving property of the Company, or (b) the Employee, in carrying out the Employee's duties under this Agreement, is guilty of willful refusal to perform, or willful neglect of, the Employee's duties.

          1.4  A "Change in Control" shall be deemed to exist upon the occurrence of any of the following events:

            (a)  Any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Pamela M. Lopker and Karl F. Lopker as joint holders (collectively, the "Lopkers"), or either of them or a living trust for their benefit over which they maintain control of the assets of the trust and the voting rights for shares in the trust, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the total voting power represented by the Company's then outstanding voting securities and the Lopkers own less than Thirty Percent (30%) of the total voting power represented by the Company's then outstanding voting securities.

            (b)  A change in the composition of the Board occurring within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors.

            (c)  The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company; or such surviving entity outstanding immediately after such merger or consolidation.

            (d)  The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all, or substantially all, of the Company's assets.

          1.5  "Disability" shall mean that the Employee has been unable to perform their duties under this Agreement as a result of the Employee's incapacity due to physical or mental illness with or without reasonable accommodation, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company, or its insurers, and acceptable to the Employee or the Employee's legal representative (such statement of acceptability not to be unreasonably withheld).

          1.6  "Incumbent Directors" shall mean directors who either (a) are directors of the Company as of the date of this Agreement, or (b) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

        2.    CHANGE IN CONTROL SEVERANCE BENEFITS.    In the event there occurs a Change in Control and the Employee's employment with the Company is terminated on or before eighteen (18) months after the date of the Change in Control, then the following shall apply:

          (a)    Voluntary Resignation; Termination for Cause.    If the Employee's employment terminates in a voluntary resignation, or if the Employee is terminated for Cause, or if the Employee voluntarily accepts a position below the level currently held by the Employee at the time of a Change in Control then the Employee shall not be entitled to receive severance benefits except for those (if any) as may be available under the Company's severance and benefits plans and policies existing at the time of such termination.

          (b)    Constructive Termination; Termination Without Cause.    If the Employee suffers Constructive Termination (as defined below) or is terminated by the Company without Cause, then the Employee shall be entitled to:

            (1)  An amount equal to                  (    ) times the greater of (x) the Employee's Base Monthly Salary at the time of the Change in Control or (y) the Employee's Base Monthly Salary at the time of the termination of the Employee's employment;

            (2)  an amount equal to the greater of (x) the average annual bonus received by the Employee during the two (2) fiscal years immediately prior to the termination of the Employee's employment or (y) the bonus that would be due for the fiscal year at the time of the termination of the Employee's employment if the Employee and the Company met the on target goals to receive such bonus;

            (3)  immediate vesting or any options granted to the Employee;

            (4)  continuation of all employee benefits and perquisites, including life insurance, health benefits, disability insurance, cars and expense reimbursement, and 401(k) matching payments and vesting for a period following such termination of employment for twelve (12) months, or, at the Company's sole discretion, the economic equivalent thereof based on their value immediately prior to the Change in Control; and

            (5)  all rights to continuation of medical coverage pursuant to the Consolidated Omnibus Reconciliation Act of 1986 ("COBRA") shall continue to be available to the Employee.

          (c)    Existing Plan and Policies Superceded.    Payments hereunder supersede the Company's existing severance and benefit plans and policies existing at the time of termination and are not in addition thereto.

          (d)    Death; Disability.    If the Employee's employment terminates due to the Employee's Disability or death, then such termination shall be treated as if it were a termination without Cause and severance and other benefits shall be provided in accordance with paragraph (b) above.

        3.    CONSTRUCTIVE TERMINATION OF EMPLOYMENT.    For purposes of this Agreement, "Constructive Termination" shall mean and exist if, without the Employee's prior written consent, one or more of the following events occurs and the Employee shall elect to terminate the Employee's employment with the Company including, but not limited to, a request by the Company to accept a position below the level currently held by the Employee at the time of a Change in Control:

          (a)  The Employee is assigned any duties or responsibilities that are inconsistent, in any significant respect, with the scope of duties and responsibilities associated with the Employee's position prior to such assignment;

          (b)  The Employee suffers a reduction in the authorities, duties or responsibilities associated with the Employee's position prior to such assignment, on the basis of which the Employee makes a determination in good faith that the Employee can no longer carry out such position in the manner contemplated at the time this Agreement was entered into;

          (c)  The Employee's Base Monthly Salary is decreased by the Company, or the Employee's benefits or opportunities under any employee benefit or incentive plan or program of the Company is or are materially reduced other than in connection with a reduction in salary or benefits generally applicable to all employees of the Company;

          (d)  The Employee's own office location, as provided for in this Agreement, is relocated to a location more than twenty-five (25) miles from the Employee's then present location;

          (e)  The Company fails to pay the Employee any deferred payments under any bonus or incentive plans in a timely manner;

          (f)    The Company fails to reimburse the Employee for business expenses in accordance with the Company's policies, procedures or practices;

          (g)  The Company fails to agree to or actually indemnify the Employee for the Employee's actions and/or inactions, as either a director or officer of the Company, to the fullest extent permitted by Delaware law, and the Company fails to maintain reasonable levels of directors and officers liability insurance coverage for the Employee when such insurance is available;

          (h)  The Company fails to obtain a written agreement from any successor or assign of the Company to assume and perform Employee's employment agreement as then in effect and this Agreement; or

          (i)    The Company purports to terminate the Employee's employment for Cause and such purported termination of employment is not effected in accordance with the procedures required by this Agreement, and for purposes of this Agreement, such purported termination of employment shall be invalid and of no force and effect.

        4.    NO MITIGATION; NO OFFSET.    In the event of any termination of employment covered by this Agreement, the Employee shall be under no obligation to seek other employment and there shall be no offset against amounts due the Employee under this Agreement on account of any remuneration attributable to any subsequent employment that the Employee may obtain. Any amounts due under this Agreement are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.

        5.    EXCISE TAX REDUCTION.    Notwithstanding anything herein to the contrary, if any amounts due the Employee under this Agreement constitute "Parachute Payments," as such term is defined in Section 280G of the Internal Revenue Code of 1986 (the "Code") and the amount of the Parachute Payments, reduced by all federal, state and local taxes applicable with respect thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount the Employee would receive, after taxes, if the Employee were paid only three times the Employee's "Base Amount" (as defined in Section 280G) less one dollar ($1.00), then, in lieu of the Parachute Payments, the Employee shall be paid an amount in cash equal to three times the Base Amount less one dollar ($1.00). In the event that there is a reduction in compensation required to comply with Section 280G of the Code in accordance with this section, the Employee shall have the right to determine which elements of the compensation shall be reduced. The determinations to be made with respect to this subsection shall be made by an independent auditor (the "Auditor") jointly selected by the Parties. The Auditor shall be a nationally recognized United States public accounting firm which has not during the two years preceding the date of its selection acted, in any way, on behalf of the Company or its Affiliates.

        6.    OPTION ACCELERATION.

          (a)    Option Acceleration upon Change of Control.    In the event of a Change of Control fifty percent (50%) of the then unvested portion of any stock option held by the Employee under the Company's stock option plans and outstanding at the time of the Change in Control shall become vested and the Employee shall automatically have the right to exercise all, or any portion, of such stock option to the extent so vested in addition to any portion of the option exercisable prior to the Change in Control. Where the Change in Control results from a merger or consolidation of the Company with any other corporation, such vesting shall occur immediately prior to consummation of such merger or consolidation, and is contingent upon the consummation of such merger or consolidation.

          (b)    Option Acceleration Following Change in Control.    Subject to the continued employment of the Employee, after acceleration of vesting under paragraph (a) above, the remaining unvested portion of any stock option shall become fully vested upon the first anniversary of the Change in Control (or the expiration date of such stock option, if earlier). If, however, the Employee's employment terminates within the twelve (12) month period following the Change of Control, then the vesting of such stock options shall be handled in accordance with the Change in Control Severance Benefits set forth above.

        7.    EFFECT OF AGREEMENT ON OTHER BENEFITS.    Nothing in this Agreement shall curtail the Employee's entitlement to full participation in the executive compensation, employee benefit and other plans or programs in which employees of the Company are eligible to participate.

        8.    AT-WILL EMPLOYMENT.    The Company and the Employee acknowledge that the Employee's employment is at will and may be terminated at any time and for any reason, with or without notice. On termination of the Employee's employment, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

        9.    MISCELLANEOUS.

          9.1    Governing Law.    This Agreement shall be governed in all respects by the laws of the State of California.

          9.2    Successors and Assigns.    Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          9.3    Entire Agreement: Amendment.    This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Employee.

          9.4    Notices.    Except as may be otherwise provided herein, all notices and other communications required or permitted hereunder shall be in writing and shall be hand delivered or delivered via next day delivery, (a) if to the Employee, to such address as the Employee, or any of the Employee's successors or assigns, shall have furnished to the Company in writing or (b) if to the Company, to such address as the Company shall have furnished to the Employee or the Employee's successors or assignees in writing. Notices via next day delivery will be effective three (3) business days after delivery to the delivery firm, charges prepaid.

          9.5    Delays or Omissions.    No delay or omission to exercise any right, power or remedy accruing to the Employee, upon any breach or default of Company under this Agreement, shall impair any such right, power or remedy of the Employee, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under the Agreement, or by law or otherwise afforded to any holder shall be cumulative and not alternative.

          9.6    Expenses.    The Company and the Employee shall bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby.

          9.7    Counterparts.    This Agreement may be executed in any number of counterparts, all of which together shall constitute one instrument.

          9.8    Severability.    In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue to full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

          9.9    Survival.    The representations, warranties, covenants and agreements made herein and contemplated hereby shall survive and investigation made by any party hereto and the closing of the transactions contemplated hereby.

          9.10    Arbitration.    Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration before one (1) arbitrator, in Santa Barbara, California, administered by the American Arbitration Association under its Employment Dispute Resolution Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Unless otherwise provided for by law, the Company and the Employee shall each pay half of the costs and expenses of such arbitration.

        EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH PROVIDES FOR ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREMENT, EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, OR RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION OF THIS AGREEMENT TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THIS AGREEMENT.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

QAD INC., a Delaware corporation
By:

Name:
Title:
EMPLOYEE:
Signature
Name

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  Exhibit (d)(v)
FORM OF EMPLOYEE RETENTION AGREEMENT